EXHIBIT 4.62
Officers’ Certificate
[•], 2011
     The undersigned, on behalf of ProLogis, L.P. (the “Company”), acting pursuant to resolutions adopted by the Board of Directors (the “Board”) of ProLogis, Inc., general partner of the Company, on [•], 2011, hereby establish a series of debt securities by means of this Officers’ Certificate in accordance with the Indenture, dated as of [•], 2011 (the “Base Indenture,” and as supplemented by the First Supplemental Indenture thereto, the Second Supplemental Indenture thereto, the Third Supplemental Indenture thereto and the Fourth Supplemental Indenture thereto, the “Indenture”), among the Company, ProLogis, Inc., as parent guarantor, and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.
7.81% Notes due 2015
     1. The Notes shall be entitled the “7.81% Notes due 2015” (the “Notes”).
     2. The original principal amount of each Note shall be $1,000 or an integral multiple thereof. The principal amount Outstanding of each Note at the time of issuance shall be $650 per $1,000 of original principal amount. The Notes shall be limited in aggregate principal amount Outstanding to $[•] (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture).
     3. The Notes shall bear interest at the rate of 7.81% per annum on the principal amount Outstanding. The interest on the Notes shall accrue from February 1, 2011, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the principal amount Outstanding of the Notes will be payable semiannually on February 1 and August 1 of each year (each an “Interest Payment Date”), commencing on August 1, 2011. Interest shall be paid to persons in whose names the Notes are registered on the January 15 or July 15 preceding the Interest Payment Date (each a “Regular Record Date”).
     4. Payment of the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on the Notes will be made, any Registered Securities representing the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the corporate trust office of the Trustee, initially located at 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Division.
     5. Installments of Outstanding principal on each $1,000 original principal amount of Notes shall be payable annually on each February 1 in the following amounts: $150 in 2012, $200 in 2013, $200 in 2014 and $100 in 2015.
     6. The Notes may be redeemed at any time at the option of the Company, in whole or in part, upon notice of not more than 60 nor less than 30 days prior to the Redemption Date, at a redemption price equal to the sum of (i) the principal amount Outstanding of the Notes being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to such Notes.

     The following definitions apply with respect to any redemption of the Notes, or portion thereof, at the option of the Company:
     “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Security, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal amount Outstanding being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount Outstanding of the Notes being redeemed or paid.
     “Reinvestment Rate” means .25% (one-fourth of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.
     7. The Notes shall not provide for any sinking fund or analogous provision and shall not be redeemable at the option of the holder
     8. The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.
     9. The Security Registrar and Paying Agent for the Notes shall be the Trustee.
     10. The principal amount Outstanding of the Notes shall be payable upon declaration of acceleration of the Notes pursuant to Section 502 of the Base Indenture.
     11. The Notes shall be denominated in and principal of (and premium or Make-Whole Amount, if any) or interest on the Notes shall be payable in such coin or currency of the United

States of America as at the time of payment is legal tender for payment of public and private debts.
     12. Except as provided in paragraph 6 of this Officers’ Certificate, the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Notes shall not be determined with reference to an index or formula.
     13. None of the principal of (and premium or Make-Whole Amount, if any) or interest on the Notes will be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.
     14. Except as set forth in the Indenture, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.
     15. The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.
     16. The Notes shall be issued in the form of permanent global Securities as set forth in Section 305 of the Base Indenture.
     17. The Notes will not be issued in the form of bearer Securities or temporary global Securities.
     18. Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.
     19. The Notes will not be issued upon the exercise of debt warrants.
     20. The Notes shall not provide for the payment of Additional Amounts.
     21. Article Sixteen of the Base Indenture shall be applicable to the Notes.
     22. The other terms and conditions of the Notes shall be substantially as set forth in the Indenture and in the Prospectus dated [•], 2011 relating to the Notes.
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     IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
Name:
Title:

By:
Name:
Title:

[Officers’ Certificate — 7.81% Notes due 2015]